Exhibit 10.2

RETIREMENT, TRANSITION, SEPARATION, AND GENERAL RELEASE AGREEMENT

This Retirement, Transition, Separation and General Release Agreement (this “Agreement”) is entered into by William A. Byers (“Employee”) and Targa Resources Corp. (the “Company”).

WHEREAS, Employee was an employee of the Company, and, in addition to other employee benefit plan arrangements, a participant in the Company’s 2010 Stock Incentive Plan (as amended, the “LTIP”);

WHEREAS, the Employee has provided notice that he intends to retire from employment at the Company effective as of September 1, 2026, and terminate his roles and duties as an executive officer of the Company and each of its affiliates, but (at Company’s request) will continue to provide services as a non-executive employee to the Company for a transition period that will end on December 31, 2026 (the “Separation Date”);

WHEREAS, on the Separation Date, Employee will be deemed to have fully separated from service and has requested that such termination be deemed a retirement from service with the Company as of such date;

WHEREAS, pursuant to Paragraph XIII(e) of the LTIP, the Company may require Employee to execute a general release of claims as a condition to the settlement of an LTIP award that remains outstanding following a participant’s separation of service with the Company (the “LTIP Release”);

WHEREAS, in exchange for the Company’s agreement to treat Employee’s separation from service as a normal retirement, and for the termination benefits set forth in this Agreement, which include certain LTIP benefits, Employee hereby agrees to execute this Agreement (which includes the LTIP Release noted above) effective and enforceable as of the Effective Date (as defined below);

WHEREAS, Employee acknowledges that by entering into this Agreement, Employee is agreeing to his rights and benefits relating to his future Separation Date, and settling, waiving and releasing any and all claims Employee has or may have against the Company and any Released Party (as defined below), including all such claims relating to Employee’s employment or separation from employment or otherwise.

NOW, THEREFORE, the parties agree as follows:

1.
Transition Period.
(a)
During the period beginning September 1, 2026, and ending on the Separation Date (the “Transition Period”), Employee shall remain employed by the Company and provide non-executive services to the Company and its affiliates that the Company may request (the “Transition Duties”), which may include but are not limited to providing assistance with respect to the transition of Employee’s duties to other employees of the Company as directed from time to time by the Chief Executive Officer of the Company. The Transition Duties may require Employee to attend such meetings as requested by the Company from time to time, and may require travel, for which Employee will be reimbursed in accordance with the Company’s policies as may be in effect from time to time.
(b)
The Parties agree that, as of the Effective Date, Employee no longer holds the title of Chief Financial Officer, and Employee shall not serve in that role during the Transition Period. Employee acknowledges and agrees that, as of the Effective Date, without prior consent, Employee will no longer have authority to take any action that will bind the Company or act on behalf of the Company in the capacity of an officer, and he will automatically be deemed to have resigned, to the extent applicable: (a) as an officer of the Company and any Released Party for which Employee served as an officer and (b) from the board of directors or board of managers (or similar governing body) of the Company and any Released Party for which Employee served as a director or manager. Employee agrees to execute such additional documents as reasonably requested to evidence the foregoing resignations.
(c)
During the Transition Period and so long as Employee remains employed by the Company, the Company shall continue to pay Employee at the same rate of base salary that it paid Employee immediately prior to the Effective Date and will continue in all employee retirement, health and welfare benefit plans as in effect on the Effective Date. During the Transition Period, Employee shall remain employed on an at-will basis, meaning that Employee’s employment may be terminated without notice by the Company or Employee for any reason or no reason at all.
2.
Separation Date. Unless terminated earlier by Employee or the Company, as of the Separation Date Employee will cease to have any further employment relationship with the Company or any other Released Party.
3.
Termination Benefits. Provided that Employee (i) executes and returns this Agreement to the Company care of Gerald R. Shrader, General Counsel at Targa Resources Corp., 811 Louisiana St., Houston, TX 77002 or jshrader@targaresources.com so that it is received by Gerald R Shrader within twenty-one (21) days after Employee’s receipt of the execution version of this Agreement (the “Execution Deadline”) (does not exercise Employee’s revocation right as set forth in Section 8), and (ii) abides by each of Employee’s commitments set forth herein, then pursuant to the terms of, and in full satisfaction of the Company’s obligations under, the LTIP, the Company shall provide Employee with the following payments or benefits (collectively, the “Termination Benefits”):
(a)
If Employee timely and properly elects COBRA continuation coverage under the Company’s applicable health and welfare plans, Employee will be permitted to continue participation in such plans under COBRA by continuing to pay premiums at the contribution level in effect for active Company employees until the earliest of (i) the expiration of eighteen (18) months following the Separation Date, (ii) the date Employee becomes covered under another employer’s health plan, or (iii) the expiration of the maximum COBRA continuation period for which Employee is entitled under federal law;
(b)
Employee shall be paid a 2026 bonus under the Company’s short term incentive plan in a lump sum cash payment in the amount approved by the Company’s Compensation

Committee at the time that the Company pays 2026 bonuses to its other executive officers, provided, however, that such 2026 bonus shall be paid to Employee no later than March 15, 2027;
(c)
Employee’s termination of employment shall be deemed a “Retirement” under the applicable award agreements for all time-based restricted stock unit awards listed in Exhibit A, Section A, attached hereto and such awards will remain outstanding and settle in accordance with their terms; and
(d)
Employee’s termination of employment shall be deemed a “Retirement” under the applicable award agreements for all performance share unit awards listed in Exhibit A, Section B, attached hereto and such awards will remain outstanding and settle in accordance with their terms.
4.
Satisfaction of All Leaves and Payment Amounts; Prior Rights and Obligations. Employee acknowledges that, other than the Termination Benefits and the continued wages and benefits provided for within Section 1(c) of this Agreement during the Transition Period, Employee has received all salary, bonuses, wages, and compensation due from any Released Party and has been provided all benefits, been afforded all rights, been reimbursed for all expenses and been permitted to take all required leaves (paid and unpaid) that Employee is or has been entitled to receive from any Released Party. For the avoidance of doubt, Employee acknowledges and agrees that the RSUs and PSUs listed and addressed in Exhibit A hereto are the only outstanding LTIP awards that Employee holds as of the Separation Date or that Employee is entitled to receive as of the Separation Date, and that Employee has no rights to further or future LTIP benefits or other compensation from any Released Party other than those included within the Termination Benefits, and Employee is not entitled to any further or future payments from any Released Party.
5.
Release.
(a)
For good and valuable consideration, including the Termination Benefits (which payment Employee acknowledges and agrees is the entirety of the payments and benefits to which Employee shall be entitled pursuant to the LTIP or otherwise), Employee hereby irrevocably releases, discharges and forever acquits the Company and its affiliates and direct or indirect owners, and each of their respective subsidiaries and affiliates, and each of the foregoing entities’ respective past, present and future parents, subsidiaries, owners, stockholders, members, managers, partners, directors, officers, employees, agents, attorneys, heirs, predecessors, successors, assigns, shareholders, and representatives, in their personal and representative capacities as well as all employee benefit plans maintained by the Company or any of its subsidiaries or affiliates and all fiduciaries and administrators of any such plans, including in their personal and representative capacities, (each a “Released Party” and collectively, the “Released Parties”) from liability for, and Employee hereby waives, any and all claims, suits, controversies, actions, causes of action, cross-claims, counter‑claims, demands, debts, compensatory damages, liquidated damages, punitive or exemplary damages, other damages, claims for costs and attorneys’ fees, or liabilities of any nature whatsoever in law and in equity, both past and present and whether known or unknown, suspected, unsuspected or claimed against or with respect to any of the Released Parties, including those related to Employee’s employment or affiliation with any Released Party, the termination of such employment or affiliation, and any other acts or omissions based on facts occurring or existing on or prior to the date that Employee signs this Agreement, whether arising under federal or state laws or the laws of any other jurisdiction, including, without limitation, any alleged violations arising out of or relating to (each as amended, as applicable): (i) Title VII of the

Civil Rights Act of 1964; (ii) the Civil Rights Act of 1991; (iii) Sections 1981 through 1988 of Title 42 of the United States Code; (iv) the Employee Retirement Income Security Act of 1974 (“ERISA”); (v) the Immigration Reform Control Act; (vi) the Americans with Disabilities Act of 1990; (vii) the National Labor Relations Act; (viii) the Occupational Safety and Health Act; (ix) the Family and Medical Leave Act of 1993; (x) the Worker Adjustment and Retraining Notification Act of 1988; (xi) the Age Discrimination in Employment Act of 1967 (including as amended by the Older Workers Benefit Protection Act) (“ADEA”); (xii) the Texas Labor Code (including the Texas Payday Law, the Texas Anti-Retaliation Act, and Chapter 21 of the Texas Labor Code), and other statutes and the common law of the state of Texas or any municipality or locality; (xiii) any federal, state or local anti-discrimination or anti-retaliation law; (xiv) any federal, state or local wage and hour law; (xv) any other local, state or federal law, regulation or ordinance; (xvi) the failure of any employment, severance, profit sharing, bonus, equity incentive or other compensatory plan to which Employee and any of the Released Parties are or were parties, to comply with, or to be operated in compliance with, Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), or any similar provision of state or local income tax law; (xvii) any public policy, contract, tort, or common law claim, including claims for breach of fiduciary duty, fraud, breach of implied or express contract, breach of implied covenant of good faith and fair dealing, wrongful discharge or termination (including any wrongful termination in violation of public policy), promissory estoppel, infliction of emotional distress, or tortious interference; (xviii) any allegation for costs, fees, or other expenses including attorneys’ fees incurred in or relating to any Released Claim (as defined below); (xix) any and all rights, benefits or claims Employee may have under any employment contract, incentive compensation plan or equity-based plan with any Released Party, severance plan, or arising from any ownership interest in any Released Party; (xx) any and all matters arising out of Employee’s status as a holder, awardee or grantee of any equity of any Released Party; and (xxi) any claim for compensation or benefits of any kind not expressly set forth in this Agreement (collectively, the “Released Claims”). THIS AGREEMENT INCLUDES MATTERS ATTRIBUTABLE TO THE SOLE OR PARTIAL NEGLIGENCE (WHETHER GROSS OR SIMPLE) OR OTHER FAULT, INCLUDING STRICT LIABILITY, OF ANY OF THE RELEASED PARTIES ARISING BEFORE EMPLOYEE SIGNS THIS AGREEMENT.
(b)
The Released Claims do not include (i) any rights or claims based on facts that occur after the date that Employee executes this Agreement (including Employee’s right to enforce this Agreement); (ii) any claims to vested benefits under an employee benefit plan that is subject to ERISA (including any rights to vested benefits under health and retirement plans); (iii) Employee’s rights to indemnification under that certain Indemnification Agreement dated July 22, 2024 between the Company and Employee; or (iv) any other rights that cannot be waived by private agreement under applicable law. Nothing herein prevents Employee from filing a claim for unemployment insurance or workers’ compensation benefits.
(c)
Notwithstanding this release of liability, nothing in this Agreement prevents Employee from filing any non-legally waivable claim, including a challenge to the validity of this Agreement, with the Equal Employment Opportunity Commission, National Labor Relations Board, Occupational Safety and Health Administration, or other federal, state or local governmental agency or commission (collectively, “Governmental Agencies”) or participating in (or cooperating with) any investigation or proceeding conducted by any Governmental Agency, including the Securities and Exchange Commission; however, Employee understands and agrees that, to the extent permitted by law, Employee is waiving any and all rights to recover any monetary or personal relief or recovery from a Released Party as a result of such Governmental Agency proceeding or subsequent legal actions. Nothing in this Agreement requires Employee to obtain prior authorization before engaging in any conduct described in this paragraph, or to notify the Company that Employee has engaged in any such conduct.
(d)
Employee represents that Employee has made no assignment or transfer of any right or Released Claim covered by this Agreement and that Employee further agrees that Employee is not aware of any such right or Released Claim covered by this Agreement.
6.
Review of Agreement. The Company hereby advises Employee to consult with an attorney of Employee’s choosing before signing this Agreement. Employee acknowledges that Employee is knowingly and voluntarily waiving and releasing any rights Employee may have under the ADEA. Employee further acknowledges:
(a)
Employee’s waiver and release contained herein do not apply to any rights or claims that may arise after the date Employee executes this Agreement;
(b)
in executing this Agreement, Employee does not rely and has not relied upon any representation or statement made by any of the Company’s or the Released Parties’ agents, representatives, or attorneys with regard to the subject matter, basis, or effect of the Agreement;
(c)
Employee has been advised in writing that Employee has the right to consult with an attorney prior to executing this Agreement;
(d)
Employee has had a full twenty-one (21) days to review this Agreement before signing it, and if signing earlier, has voluntarily waived such review period.
(e)
Employee has carefully read this Agreement, fully understands all of its terms, and has had sufficient time to review the Agreement before signing it.

8. Revocation Period; Effective Date. Employee has seven (7) calendar days after signing this Agreement to revoke it (such seven (7)-day period is referred to herein as the “Revocation Period”). This Agreement will not become effective or enforceable unless the Revocation Period has expired without Employee exercising Employee’s revocation right. To be effective, such revocation must be in writing received by the Company, care of Gerald R Shrader, General Counsel at jshrader@targaresources.com, so that it is received by no later than 11:59 p.m. central standard time, on the last day of the Revocation Period. If an effective revocation is delivered in the foregoing manner and timeframe, then no consideration shall be provided to Employee pursuant to Section 3, and the release of claims set forth in Section 5 shall be of no force or effect. Provided that Employee does not timely revoke this Agreement, it shall become effective and enforceable on the eighth (8th) day after Employee signs this Agreement (the “Effective Date”).

9. Confidentiality. Employee, both during and subsequent to his employment, shall hold confidential all business, commercial and technical information, including any of the Company or its affiliates financial, commercial or other business information (the “Confidential Information”). If Employee receives a request or becomes legally compelled to disclose any

Confidential Information, Employee agrees, prior to any such disclosure to (a) promptly notify Company, (b) consult with Company on the advisability of taking steps to resist or narrow such request and (c) cooperate with Company in any attempt it may make to obtain a protective order or other appropriate remedy or assurance that confidential treatment will be afforded said information. If such protective order or other appropriate remedy is not obtained, Employee agrees to furnish only that portion of the information which Employee is advised by his legal counsel is legally required to be provided. Title to all property and Confidential Information shall remain exclusively in Company. Upon termination of Employee’s employment, or upon of the Company at any time, Employee shall account for and return to Company all papers containing any such Confidential Information, as well as all documents and other materials provided by Company. The provisions of this paragraph shall survive the termination of this Agreement.

10. Non-Disparagement. Employee agrees not to make any defamatory or disparaging remarks, whether written, verbal or electronic, about the Company or its affiliates or their respective officers, managers, or directors or otherwise take any actions that reasonably could be anticipated to cause damage to the reputation, goodwill or business of the Company or its affiliates or any of their respective officers, managers, or directors, whether or not Employee believes the remarks to be true. Likewise, the Company agrees to direct its executive officers (as existing on the date of the execution hereof) to not while employed by and acting on behalf of the Company make defamatory or disparaging comments, whether written, verbal or electronic about Employee’s employment with the Company which could reasonably be anticipated to damage my business or legal reputation. The terms “defamatory” and “disparaging” shall, for purposes of this paragraph, include, without limitation, any statement accusing a relevant person or entity of acting in an unprofessional, dishonest, disreputable, improper or incompetent manner. The foregoing will not be violated by truthful statements made in response to legal, governmental, administrative or arbitral process or proceedings.

11.
Return of Property. Employee represents and warrants that Employee will return to the Company all property belonging to the Company and any other Released Party, including all computer files and other electronically stored information and all other materials provided to Employee by the Company or any other Released Party in the course of Employee’s employment or affiliation, and Employee further represents and warrants to the other Parties that Employee has not maintained and will not maintain, a copy of any such materials in any form.
12.
Cooperation. Following the Transition Period and upon request from the Company, Employee agrees to be available and reasonably cooperate with the Company as well as their respective counsel, agents or other designees, in any existing or future business transactions, investigations, disputes, claims or lawsuits involving any of the members of the Company Party or their assets or liabilities where Employee has knowledge of the underlying facts or that relate to Employee’s actual or prior areas of responsibility.
13.
No Admission of Wrongdoing. Employee agrees that neither this Agreement, nor the furnishing of the consideration for this Agreement, shall be deemed or construed at any time to be an admission by any Released Party of any improper or unlawful conduct.
14.
Withholding of Taxes and Other Employee Deductions. The Company may withhold from all payments made pursuant to this Agreement all federal, state, local, and other taxes and withholdings as may be required pursuant to any law or governmental regulation or ruling.
15.
Section 409A. The payments provided for in this Agreement are intended to be exempt from or compliant with the requirements of Section 409A of the Code, and the Treasury regulations and interpretive guidance issued thereunder (collectively, “Section 409A”) and shall be construed and administered in accordance with such intent. For purposes of Section 409A, each installment payment hereunder, if any, shall each be treated as a separate payment. Notwithstanding the foregoing, the Company makes no representations that the benefits provided under this Agreement are exempt from or compliant with the requirements of Section 409A and in no event shall the Company or any other Company Party be liable for all or any portion of any taxes, penalties, interest, or other expenses that may be incurred by Employee on account of non-compliance with Section 409A.
16.
Savings Clause. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision of this Agreement is invalid, illegal or unenforceable, this Agreement shall be enforceable as closely as possible to its original intent, which is to provide the Released Parties with a full release of all legally releasable claims through the date upon which Employee signs or re-executes this Agreement.
17.
Interpretation. In this Agreement, (a) the use herein of the word “including” following any general statement, term or matter shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation”, “but not limited to”, or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that could reasonably fall within the broadest possible scope of such general statement, term or matter; (b) references to Sections refer to Sections of this Agreement unless expressly stated otherwise; (c) the words “this Agreement,” “herein,” “hereof,” “hereby,” “hereunder” and words of similar import refer to this Agreement as a whole, and not to any particular subdivision unless expressly so limited; (d) references in any Section or definition to any clause means such clause of such Section or definition; (e) reference to any agreement (including this Agreement), document or instrument means such agreement, document or instrument as amended or modified (including any waiver or consent) and in effect from time to time in accordance with the terms thereof; (f) reference to any law means such law as amended, modified, codified, reenacted or replaced and in effect from time to time; and (g) references to “or” shall be interpreted to mean “and/or”. The Section titles and headings in this Agreement are inserted for convenience of reference only and are not intended to be a part of, or to affect the meaning or interpretation of, this Agreement. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any party hereto, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by each of the parties hereto and shall be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of the parties.
18.
Governing Law; Dispute Resolution. This Agreement will be governed, construed and interpreted under the laws of the State of Texas, without regard to the application of any choice-of-law rules that would result in the application of another state’s laws. The parties hereby consent to exclusive jurisdiction and venue for any disputes under this Agreement in the state and/or federal courts located in Harris County, Texas, and the Southern District of Texas, respectively.
19.
No Waiver. No failure by any party at any time to give notice of any breach by the other party of, or to require compliance with, any condition or provision of this Agreement shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.
20.
Assignment; Third-Party Beneficiaries. This Agreement is personal to Employee and may not be assigned by Employee. This Agreement is binding on, and will inure to the benefit of, the Released Parties. Each of the Released Parties that are not signatories hereto are expressly intended to be third-party beneficiaries of the releases above, and it may be enforced by each of them.
21.
Entire Agreement; No Oral Modifications; Counterparts. This Agreement and the LTIP (including all individual award agreements governing applicable LTIP awards) set forth the parties’ entire agreement with respect to the subject matter hereof and shall supersede all prior and contemporaneous communications, agreements and understandings, written or oral, with respect hereto and thereto. This Agreement may not be modified or amended unless mutually agreed to in writing by the parties. This Agreement may be executed in two or more counterparts, each of which will be an original and all of which together will constitute one and the same instrument. A .pdf or electronic signature shall operate the same as an original signature.

[REMAINDER INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement, effective for all purposes as provided above.

Employee:

August 24, 2026	/s/ William A. Byers
Date	William A. Byers

Company:
TARGA RESOURCES CORP.

August 24, 2026	/s/ Matthew J. Meloy
Date	By: Matthew J. Meloy
Title: Chief Executive Officer

Signature Page to Retirement, Transition, Separation and Release Agreement

EXHIBIT A

TO

Retirement, TRANSITION, SEPARATION AND GENERAL

RELEASE AGREEMENT

Section A: Time-based Restricted Stock Units

Pursuant to the Restricted Stock Unit Agreements by and between Employee and the Company that govern the time-based Restricted Stock Unit awards (“RSUs”) granted to Employee on each of July 22, 2024 and January 16, 2025, respectively (the “RSU Agreements”), RSUs reflected within the table below would have been forfeited, without consideration, on Employee’s Separation Date (along with any accrued but unpaid distribution equivalent rights (“DERs”) associated with those RSUs ) absent (1) the execution of this Agreement; and (2) the Company’s determination that your termination of employment constitutes a “Retirement” pursuant to the RSU Agreements. Subject to the execution and non-revocation of this Agreement, Employee’s termination of employment shall be deemed a “Retirement” under the RSU Agreements and the RSUs (and associated DERs) will remain outstanding and be settled with Employee in accordance with the terms and conditions of the LTIP and the RSU Agreements, including the timing of payment and all withholding obligations. For purposes of clarity, all RSU awards granted to Employee in the 2026 calendar year will be forfeited on the Effective Date.

Grant Date	RSUs Granted	Original Vesting Date
July 22, 2024	3,500	January 18, 2027
January 16, 2025	6,023	January 16, 2028 (the 3rd anniversary of the Grant Date)

Exhibit A to Retirement, Transition, Separation and Release Agreement

Section B: Performance Share Units

Pursuant to the LTIP and the Performance Share Unit Grant Agreement by and between Employee and the Company that govern the Performance Share Unit awards (“PSUs”) granted to Employee on July 22, 2024 (the “PSU Agreement”), PSUs reflected within the table below would have been forfeited, without consideration, on Employee’s Separation Date (along with any accrued but unpaid DERs associated with those PSUs) absent (1) the execution of this Agreement; and (2) the Company’s determination that your termination of employment constitutes a “Retirement” pursuant to the PSU Agreement. Subject to the execution and non-revocation of this Agreement, Employee’s termination of employment shall be deemed a “Retirement” under the PSU Agreements and the PSUs (and associated DERs) will remain outstanding and be settled with Employee in accordance with the terms and conditions of the LTIP and the PSU Agreements, including the timing of payment and all withholding obligations, based on actual performance at the end of the original performance period for the PSUs. For purposes of clarity, all PSU awards granted to Employee in the 2025 and 2026 calendar year will be forfeited upon the Effective Date.

Grant Date	PSUs Granted (“Target”)	Vesting Date	PSU Payout Range
July 22, 2024	3,500	When the applicable Performance Goal is determined by the Committee to be achieved	0% - 250%

Exhibit A to Retirement, Transition, Separation and Release Agreement